TAX ADVISORS' CONSENT

Board of Directors
Stone Street Bancorp, Inc.

Board of Directors
CCB Financial Corporation

We consent to the inclusion of our tax opinion dated June 25, 1999, regarding the federal and North Carolina income tax consequences of the Merger, in Exhibit No. 8 of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission and to the quotation or summarization of our tax opinion and the references to our firm under the headings "SUMMARY - Federal Income Tax Consequences" and "Federal Income Tax Consequences of the Acquisition" in the Prospectus/Proxy Statement.

                                    KPMG LLP

Raleigh, North Carolina
June 25, 1999